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                                                                      EXHIBIT 12

      COMPUTATION OF RATIO OF INCOME TO FIXED CHARGES AND PREFERRED STOCK
                             DIVIDEND REQUIREMENTS

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                                                                             JUNE 30,                               JUNE 30,
                                                                     2001                2000               2001              2000
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
Net income                                                        $1,440,060          $1,398,132          $700,999          $713,093
Fixed charges:
Income before fixed charges                                       $1,440,060          $1,398,132          $700,999          $713,093
Fixed charges, as above
Preferred stock dividend requirements                             $  900,450          $  900,450          $450,225          $450,225
Fixed charges including preferred
  stock dividends                                                 $  900,450          $  900,450          $450,225          $450,225
Ratio of income to fixed charges and
  preferred stock dividend requirements                                 1.60                1.55              1.56              1.58
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